Exhibit 99.1
For Release on April 29, 2009
TOWN SPORTS INTERNATIONAL HOLDINGS, INC. ANNOUNCES FIRST QUARTER 2009
FINANCIAL RESULTS
New York, NY — April 29, 2009 — Town Sports International Holdings, Inc. (“TSI” or the “Company”) (NASDAQ: CLUB), a leading owner and operator of health clubs located primarily in major cities from Washington, DC north through New England, operating under the brand names “New York Sports Clubs,” “Boston Sports Clubs,” “Washington Sports Clubs” and “Philadelphia Sports Clubs,” announced its results for the first quarter ended March 31, 2009.
1st Quarter Overview:
•	Revenue during Q1 2009 increased 0.3% to $126.7 million.

•	Comparable club revenue decreased 2.1%.

•	Total member count was 518,000, increasing 6,000 or 1.2% compared to Q1 2008.

•	Membership attrition averaged 3.6% per month in Q1 2009 compared to 3.0% in Q1 2008.

•	Earnings per diluted share were $0.03 for Q1 2009.

•	Results included fixed asset impairment charges of $1.1 million, severance charges of $496,000, and $400,000 of early lease termination costs recorded in connection with the closure of two clubs in Q1 2009. In total, these costs reduced earnings per diluted share by $0.06, calculated using the 2009 effective tax rate of 30%.
Alex Alimanestianu, Chief Executive Officer of TSI, commented: “As anticipated, our operating performance has been impacted by the recession. However, we are well-prepared to weather the storm and we continue to move forward on our key initiatives. While we are feeling pressure on total membership and personal training revenue, our club usage is increasing, positive feedback from our members continues to grow, and we generated operating cash flow of $22.6 million during the quarter. Our goals for the year remain the same — to preserve liquidity, deliver an increasingly positive experience to our members, and to position the Company to deliver superior financial results over the long-term.”
Quarter Ended March 31, 2009 Financial Highlights:
Revenue (in $’000s) was comprised of the following:

	Quarter Ended March 31,
	2009		2008
	Revenue	% Revenue	Revenue	% Revenue	% Change
Membership dues	$100,708	79.5%	$99,182	78.5%	1.5%
Initiation fees	3,164	2.5%	3,402	2.7%	(7.0)%

Membership revenue	103,872	82.0%	102,584	81.2%	1.3%

Personal training revenue	15,001	11.8%	16,141	12.8%	(7.1)%
Other ancillary club revenue	6,595	5.2%	6,182	4.9%	6.7%

Ancillary club revenue	21,596	17.0%	22,323	17.7%	(3.3)%
Fees and other revenue	1,241	1.0%	1,413	1.1%	(12.2)%

Total revenue	$126,709	100.0%	$126,320	100.0%	0.3%

Total revenue for Q1 2009 increased 0.3% compared to Q1 2008. For Q1 2009, revenues increased $7.9 million at the 25 clubs opened or acquired subsequent to March 31, 2007. This increase in revenue was offset by decreases in revenue of $5.9 million at our clubs opened or acquired prior to March 31, 2007 and $1.5 million related to the seven clubs that were closed subsequent to March 31, 2007. Revenue at clubs operated for over 12 months (“comparable club revenue”) decreased 2.1% during Q1 2009 compared to Q1 2008. Of this 2.1% decrease, 0.5% was due to a decrease in prices, 0.1% was due to a decrease in membership and 1.5% was due to a decrease in ancillary club revenue and fees and other revenue.
Operating expenses (in $’000s) were comprised of the following:

	Quarter Ended March 31,
	2009		2008
	Expense	% Revenue	Expense	% Revenue	% Change
Payroll and related	$50,747	40.0%	$48,404	38.3%	4.8%
Club operating	46,610	36.8%	42,880	33.9%	8.7%
General and administrative	8,347	6.6%	8,306	6.6%	0.5%
Depreciation and amortization	14,296	11.3%	12,649	10.0%	13.0%
Impairment of fixed assets	1,131	0.9%	—	—%	100.0%

Operating expenses	$121,131	95.6%	$112,239	88.8%	7.9%

Total operating expenses increased 7.9% for Q1 2009 compared to Q1 2008. Operating margin was 4.4% for Q1 2009 and 11.2% in Q1 2008.
•	The increases in payroll and related expenses were attributable to a 4.6% increase in the total months of club operation from 477 in Q1 2008 to 499 in Q1 2009. In addition, new member initiation fees have been discounted in an effort to drive membership sales. Deferred payroll costs are limited to the amount of these initiation fees, thus causing an increase in payroll of $2.0 million when compared to Q1 2008, or approximately 1.5% of revenue. During Q1 2009, severance charges were $496,000. The effect of these severance charges was offset by a $565,000 reduction in personal training payroll.

•	The $3.7 million increase in club operating expenses was principally due to increases in rent and occupancy expenses, repairs and maintenance and cleaning and laundry expenses. In Q1 2009, club usage increased 13.6% and club months of operation increased 4.6% compared to the same period in 2008.

•	The increase in depreciation and amortization expenses was principally due to the 13 new clubs added after January 1, 2008.

•	In Q1 2009, we recorded fixed asset impairment charges totaling $1.1 million, which represented the write-offs of fixed assets at four underperforming clubs.
Net Income for Q1 2009 was $639,000 compared to a net income of $4.8 million for Q1 2008.
Cash flow from operating activities for Q1 2009 totaled $22.6 million, a decrease of $15.2 million, from the same period last year. The decrease is primarily related to the decrease in cash flows generated from changes in operating assets and liabilities as well as a decrease in overall earnings. The net changes in prepaid expenses and other current assets decreased $4.6 million primarily due to 2008 decreases in pre-payments made to landlords and the timing of other vendor payments. In Q1 2009, deferred revenue increased $497,000, while in Q1 2008 the increase was $4.9 million. This decrease in cash generated by deferred revenue was driven by the movement in deferred personal training and deferred initiation fees. Cash paid for interest decreased $1.6 million and cash paid for taxes decreased $1.0 million.
Share Repurchases: The Company repurchased 2.1 million shares at a total cost of $5.4 million in Q1 2009 resulting in a decrease of total common shares outstanding from approximately 24.6 million as of December 31, 2008 to approximately 22.6 million as of March 31, 2009.

2009 Business Outlook:
We are limiting our guidance to the second quarter of 2009. Based on the current business environment, our recent performance, and the current trends in our marketplace, and subject to the risks and uncertainties in our forward-looking statements, our outlook for the second quarter includes the following:
•	Revenue in Q2 2009 is expected to be between $123.0 million and $125.0 million versus $129.4 million for Q2 2008. We expect general and administrative expenses to remain in line with Q1 2009 as a percentage of sales. On a year-over-year basis, payroll, club operating, and depreciation and amortization expenses are expected to increase as a percentage of sales. The expected $4.4 million to $6.4 million decrease in revenue coupled with the 2.5% expected increase in club months of operation from 483 in Q2 2008 to 495 in Q2 2009 are contributing to these increases.

•	In Q2 2009, we expect to record between $400,000 and $500,000 of early lease termination costs, and $250,000 of severance and related costs related to the separation agreement with the Company’s Chief Information Officer in April 2009.

•	Including severance and early lease termination costs, we expect net income for Q2 2009 to be between $1.25 million to $1.75 million, and earnings per share to be in the range of $0.06 per share to $0.08 per share, assuming a 30% effective tax rate and 22.6 million weighted average fully diluted shares outstanding.
Investing Activities Outlook:
For the year ending December 31, 2009, we estimate we will invest between $50.0 million and $53.0 million in capital expenditures. This amount includes approximately $23.0 million to continue to upgrade existing clubs, $8.6 million to support and enhance our management information systems and $4.0 million for the completion of a new regional laundry facility and corporate office in our New York Sports Clubs market. The remainder of our capital expenditures principally relates to 2008 and 2009 new club openings. We opened four clubs and closed three clubs in Q1 2009. We plan to close two additional clubs in 2009.
Dan Gallagher, Chief Financial Officer of TSI, commented: “We remain focused on preserving our liquidity, having no plans to open any additional clubs in 2009 and have initiated and implemented a number of cost reductions throughout the Company. As of March 31, 2009, we had $7.6 million of cash and cash equivalents and $42.5 million available for borrowing against our line of credit. We continue to have adequate financial flexibility on the primary financial covenant within our senior credit facility which expires on February 27, 2012. Our gross leverage ratio, as defined, is 2.54 to 1.00 as of March 31, 2009, while our covenant requires 4.25 to 1.00 or below.”

Forward-Looking Statements:
Statements in this release that do not constitute historical facts, including, without limitation, statements under the captions “2009 Business Outlook” and “Investing Activities Outlook”, other statements regarding future financial results and performance and potential sales revenue and other statements that are predictive in nature or depend upon or refer to events or conditions, or that include words such as “expects,” “anticipated,” “intends,” “plans,” “believes,” “estimates” or “could”, are “forward-looking” statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to various risks and uncertainties, many of which are outside the Company’s control, including, among others, the level of market demand for the Company’s services, economic conditions affecting the Company’s business, the geographic concentration of the Company’s clubs, competitive pressures, the ability to achieve reductions in operating costs and to continue to integrate acquisitions, any security and privacy breaches involving customer data, the levels and terms of the Company’s indebtedness, and other specific factors discussed herein and in other releases and public filings made by the Company (including our reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission); accordingly, actual results could differ materially from any such forward-looking statement. The forward-looking statements speak only as of the date hereof and the Company does not intend to update this information, except as required by law, to reflect developments or information obtained after the date hereof, and the Company disclaims any legal obligation to the contrary.
About Town Sports International Holdings, Inc.:
New York-based Town Sports International Holdings, Inc. is a leading owner and operator of fitness clubs in the Northeast and mid-Atlantic regions of the United States and, through its subsidiaries, operated 167 fitness clubs as of March 31, 2009, comprising 112 New York Sports Clubs, 26 Boston Sports Clubs, 19 Washington Sports Clubs (two of which are partly-owned), seven Philadelphia Sports Clubs, and three clubs located in Switzerland. These clubs collectively served approximately 518,000 members, excluding pre-sold, short-term and seasonal memberships. For more information on TSI visit http://www.mysportsclubs.com.
The Company will hold a conference call on Wednesday, April 29, 2009 at 4:30 PM (Eastern) to discuss the first quarter 2009 results. Alex Alimanestianu, Chief Executive Officer, and Dan Gallagher, Chief Financial Officer, will host the conference call. The conference call will be Web cast and may be accessed via the Company’s Investor Relations section of its Website at www.mysportsclubs.com. A replay and transcript of the call will be available via the Company’s Website beginning April 30, 2009.
Town Sports International Holdings, Inc., New York
Contact Information:
Investor Contact:
(212) 246-6700 extension 1650
Investor.relations@town-sports.com
or
Integrated Corporate Relations, Joseph Teklits
(203) 682-8258
joseph.teklits@icrinc.com

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
March 31, 2009 and December 31, 2008
(All figures in $’000s)
(Unaudited)

	March 31,	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$7,611	$10,399
Accounts receivable, net	5,447	4,508
Inventory	320	143
Prepaid corporate income taxes	7,570	8,116
Prepaid expenses and other current assets	11,753	14,154

Total current assets	32,701	37,320
Fixed assets, net	371,584	373,120
Goodwill	32,550	32,610
Intangible assets, net	184	281
Deferred tax assets, net	43,266	42,266
Deferred membership costs	12,504	14,462
Other assets	10,185	11,579

Total assets	$502,974	$511,638

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Current portion of long-term debt	$19,850	$20,850
Accounts payable	5,781	7,267
Accrued expenses	30,828	35,565
Accrued interest	2,899	523
Deferred revenue	41,960	40,326

Total current liabilities	101,318	104,531
Long-term debt	317,900	317,160
Deferred lease liabilities	70,091	69,719
Deferred revenue	3,410	4,554
Other liabilities	14,104	14,902

Total liabilities	506,823	510,866
Stockholders’ (deficit) equity:
Common stock	23	25
Paid-in capital	(23,918)	(18,980)
Accumulated other comprehensive income (currency translation adjustment)	750	1,070
Retained earnings	19,296	18,657

Total stockholders’ (deficit) equity	(3,849)	772

Total liabilities and stockholders’ (deficit) equity	$502,974	$511,638

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF NET INCOME (LOSS)
For the quarters ended March 31, 2009 and 2008
(All figures in $’000s except share and per share data)
(Unaudited)

	Quarters Ended March 31,
	2009	2008
Revenues:
Club operations	$125,468	$124,907
Fees and other	1,241	1,413

	126,709	126,320

Operating Expenses:
Payroll and related	50,747	48,404
Club operating	46,610	42,880
General and administrative	8,347	8,306
Depreciation and amortization	14,296	12,649
Impairment of fixed assets	1,131	—

	121,131	112,239

Operating income	5,578	14,081
Interest expense	5,277	6,514
Interest income	(1)	(140)
Equity in the earnings of investees and rental income	(611)	(447)

Income before provision for corporate income taxes	913	8,154
Provision for corporate income taxes	274	3,343

Net income	$639	$4,811

Earnings per share:
Basic	$0.03	$0.18
Diluted	$0.03	$0.18
Weighted average number of shares used in calculating earnings per share:
Basic	23,207,417	26,305,828
Diluted	23,245,843	26,386,554

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the quarters ended March 31, 2009 and 2008
(All figures in $’000s)
(Unaudited)

	Quarters Ended March 31,
	2009	2008
Cash flows from operating activities:
Net income	$639	$4,811
Adjustments to reconcile net income to net cash provided by operating activities Depreciation and amortization	14,296	12,649
Impairment of fixed assets	1,131	—
Non-cash interest expense on Senior Discount Notes	1,203	3,361
Amortization of debt issuance costs	200	196
Non-cash rental expense, net of non-cash rental income	(245)	347
Compensation expense incurred in connection with stock options and common stock grants	415	221
Net change in certain working capital components	2,042	15,753
Increase in deferred tax asset	(1,000)	(1,800)
Decrease in deferred membership costs	1,958	1,804
Landlord contributions to tenant improvements	1,512	542
Decrease (increase) in insurance reserves	469	(40)
Other	(41)	(60)

Total adjustments	21,940	32,973

Net cash provided by operating activities	22,579	37,784

Cash flows from investing activities:
Capital expenditures, net of effect of acquired businesses	(18,460)	(22,524)

Net cash used in investing activities	(18,460)	(22,524)

Cash flows from financing activities:
Proceeds from borrowings on Revolving Loan Facility	41,000	—
Repayment of borrowings on Revolving Loan Facility	(42,000)	(9,000)
Repayment of long term borrowings	(463)	(510)
Change in book overdraft	174	(583)
Repurchase of common stock	(5,355)	—
Tax benefit from stock option exercises	—	102
Proceeds from stock option exercises	—	824

Net cash used in financing activities	(6,644)	(9,167)

Effect of exchange rate changes on cash	(263)	544

Net (decrease) increase in cash and cash equivalents	(2,788)	6,637
Cash and cash equivalents beginning of period	10,399	5,463

Cash and cash equivalents end of period	$7,611	$12,100

Summary of the change in certain working capital components:
Increase in accounts receivable	$(958)	$(1,106)
Increase (decrease) in inventory	(179)	71
Decrease in prepaid expenses and other current assets	1,148	5,757
(Decrease) increase in accounts payable, accrued expenses and accrued interest	(1,550)	2,849
Increase in accrued interest on Senior Discount Notes	2,538	—
Change in prepaid corporate income taxes and corporate income taxes payable	546	3,331
Increase in deferred revenue	497	4,851

Net change in certain working capital components	$2,042	$15,753